EXHIBIT 99.1

HARKEN ENERGY CORPORATION UPDATE            12/15/03

NEWS RELEASE News 23.03	For Further Information Contact Investor Relations: 281-504-4000 Email: info@harkenenergy.com www.harkenenergy.com

For Immediate Release

Harken Announces Sale of Non-Strategic Panhandle

Assets and the Repayment of All Bank Debt

HOUSTON, Texas, (December 15, 2003) – Harken Energy Corporation (AMEX: “HEC”) (“Harken”) announced today that it sold the majority of its oil and gas properties located in the Panhandle region of Texas. The purchasers agreed to pay approximately $7 Million in cash for the Panhandle assets.

Harken considers the Panhandle assets as non-core assets since the majority of Harken’s domestic reserves and production are located along the Gulf coast regions of Texas and Louisiana. Harken’s Gulf coast assets are primarily natural gas.

Harken also announced today that it repaid all outstanding bank debt, approximately $4 Million, with a portion of the Panhandle asset sales proceeds.

Harken’s Chairman, Alan G. Quasha, stated, “While we expected to close on the sale of these Panhandle assets a month ago, we achieved our goal of selling these properties at a reasonable price and significantly reduced our debt by year end. Our cash now exceeds our outstanding debt, and we have been able to accomplish the restructuring of our balance sheet and cost structure expeditiously and without sacrificing any of our core assets. The entire management team deserves a great deal of credit. We look forward to being able to focus on growing our revenues, cash flow and earnings, and taking advantage of energy related opportunities from a position of strength.”

This announcement may contain forward-looking statements as defined by federal law. Harken believes that it is important to communicate its future expectations to its stockholders. Forward-looking statements reflect the current view of management with regard to future events and are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risks described in Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission as well as other risks described in the Form 10-Q filed for the period ending September 30, 2003. Although Harken believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements.